EAGLE PACIFIC INDUSTRIES, INC.
                                AND SUBSIDIARIES
                               EBITDA BONUS PLAN


The following is a summary of the Eagle Pacific Industries, Inc. and Subsidiaries EBITDA Bonus Plan.

"EBITDA" shall mean the earnings before interest, taxes, depreciation and amortization for the particular company determined by the auditors for Eagle Pacific Industries, Inc. ("EPII") in accordance with GAAP for each fiscal year of EPII.

At or before the beginning of each fiscal year, the Board of Directors of EPII shall establish three levels of EBITDA for EPII and for each of its subsidiaries. If the lowest level is achieved, each employee participating in the EBITDA Bonus Plan will receive one-third of his/her maximum bonus. If the second highest level of EBITDA is achieved, each employee participating in the EBITDA Bonus Plan will receive two-thirds of his/her maximum bonus. If the highest level of EBITDA is achieved, each employee participating in the EBITDA Bonus Plan will receive his/her maximum bonus. At the same time the Board of Directors of EPII shall establish the eligible employees, the maximum amount of their bonuses and in the company or companies on which the bonus will be based for that year.

An employee must be employed by the Company or one of its subsidiaries on the last day of the fiscal year in order to be entitled to receive any EBITDA bonus for that year.